Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Patterson-UTI Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 1, 2008